QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

ALLIANCE DATA SYSTEMS CORPORATION

2003 Incentive Compensation Plan

(As Amended and Restated Effective January 1, 2003)

Table of Contents

PLAN PHILOSOPHY	3
EFFECTIVE DATE	3
ELIGIBILITY	3
BASE COMPENSATION USED IN CALCULATING IC PAYOUT	4
DETERMINING IC TARGETS	4
IC COMPONENTS	4
STANDARD WEIGHTINGS CHART FOR IC COMPONENTS	5
DETERMINING PAYMENT CALCULATIONS	6
TIMING OF PAYMENT	6
STATUS CHANGES THAT MAY AFFECT IC TARGETS AND PAYOUTS	6
OTHER TERMS AND CONDITIONS	8
ATTACHMENT A—ASSOCIATE SATISFACTION INDEX (ASI) INFORMATION	A-1
ATTACHMENT B—EXAMPLE INDIVIDUAL EXPECTATIONS WORKSHEET	B-1
ATTACHMENT C—PERFORMANCE/PAYOUT TABLE FOR REVENUE, EBITDA AND INDIVIDUAL EXPECTATIONS	C-1

2

Plan Philosophy

        The intent of the Alliance Data Systems Incentive Compensation ("IC") Plan ("Plan") is to:

  •
  Provide IC to round out an eligible associate's total compensation package in order to attract and retain high performing associates;

  •
  Improve organizational performance by driving financial and individual performance and increasing associate satisfaction;

  •
  Improve the alignment between strategic imperatives and initiatives with the Alliance Scorecard; and

  •
  Provide an opportunity for associates to share in the success they help create.

        Participation in this Plan reflects the importance of an associate's position and the impact that the associate's performance can have on the success of the Company.

Effective Date

        The Plan Year is January 1, 2003 through December 31, 2003.

Eligibility

        Associates are covered by this Plan if they are:

  •
  Employed by Alliance Data Systems Corporation or any of its subsidiaries (collectively, the "Company").

  •
  A member of the Alliance Senior Leadership Team, as defined by the title Director through Chairman & CEO.

  •
  In an Exempt position that is designated by Corporate Compensation as IC eligible (currently jobs in pay grades 8-11, 21-23, and 32-35).

  •
  Employed by Alliance before October 1, 2003.

  •
  Newly hired associates or associates promoted into IC eligible pay grades for the first time before October 1, 2003.

  •
  On active status on the date of the award distribution or eligible under the guidelines for retirement, disability or leave of absence.

  •
  Part-time associates in one of the specified pay grades listed above and working a schedule equal to a minimum of 25 hours per week.

        Associates are not eligible if they:

  •
  Are participating in a sales commission or other incentive plan, unless approved by the appropriate Executive Vice President of a Line of Business ("LOB") or of a Business Support Group ("BSG") and confirmed by the Senior Vice President of Human Resources and Corporate Compensation.

  •
  Are temporary or contract employees.

  •
  Are hired on or after October 1, 2003 or are promoted into an IC eligible pay grade on or after October 1, 2003.

  •
  Are on a documented performance improvement plan as of the date of award distribution.

3

Base Compensation Used in Calculating IC Payout

        Annualized base pay as of October 1, 2003 will be used as part of the IC calculation. The IC target percentage(s) will be applied to October 1, 2003 base salary for purposes of calculating the dollar target amount.

Determining IC Targets

        Each participant has an IC target. The Compensation Committee of the Board of Directors assigns IC targets for the Executive Committee members. IC targets for other positions are determined by the participant's manager using the guidelines established by Corporate Compensation in the following table:

Grade Level	IC Target
Executive Committee Member	Determined by the Board's Compensation Committee
(Senior Vice President) 3	35% or 40% or 45%
(Vice President) 4	25% or 30% or 35%
(Director/Senior Director) 5	15% or 20% or 25%
8-10, 21-23, and 33-35	10% or 15%
11 & 32	5% or 10%

        IC targets are set in 5% increments. When determining the appropriate target, the following are considered:

  •
  The associate's position relative to those of other participants in the department;

  •
  The associate's anticipated contribution to the organization's success; and

  •
  Targeted total compensation package that is competitive with similar positions in the appropriate labor market or industry.

        IC targets will be set at the beginning of the Plan year or at time of hire. If the IC target percentage changes, the manager will explain how the target will be prorated for payout purposes (if appropriate) and whether or not the performance expectations and weightings will change for the current Plan year.

IC Components

        All performance goals should be established and communicated to the participant at the beginning of the Plan year or within 30 days of becoming a participant in the Plan. The degree to which these performance goals are accomplished have an impact on the actual incentive earned from the Plan.

        Alliance Revenue and EBITDA Targets:    The Revenue and Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") targets make up 25%-75% of a participant's IC payment (see Standard Weightings Chart below). The Board of Directors of the Company approves the Revenue and EBITDA targets.

        LOB Revenue and EBITDA Targets:    There are a number of financial measures that can be used to determine success for a particular area or individual. The appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation will determine if sub-measures will be used for a particular LOB or a particular individual. However, it is intended that the Board of Directors approve the achievement of LOB Revenue and EBITDA for payout purposes.

        Associate Satisfaction Index:    The annual administration of the Associate Survey and the tracking of data (i.e., improvement expectations) are designed to motivate ongoing attention to issues that affect

4

quality of client service, as well as the development and retention of associates. The Associate Satisfaction Index ("ASI") is a component of the Associate Survey process. The ASI component is designed to recognize and incent critical non-financial organizational factors that contribute to sustainable business performance and provide a competitive advantage in recruiting, developing and retaining high performing associates. Targets are set at the beginning of each year along with a payout schedule. See Attachment A for more information.

        Individual Expectations:    The Weightings Chart identifies those participants that have 25%-50% of their IC payments based upon the achievement of individual expectations or team strategic imperatives (or action steps to accomplish the strategic imperatives) as determined between the participant and his or her manager. A sample worksheet has been provided in Attachment B.

Standard Weightings Chart for IC Components

        IC objectives are weighted to drive financial and individual performance and increase associate satisfaction. LOBs have the ability to use specific components that closely reflect Alliance Scorecard measurements. In addition, LOBs may adjust the standard components to include measurable financial drivers, such as bad debt or specific client revenue goals, with review and approval by the appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation. The participant's grade/job level as of October 1, 2003 will be used to determine the overall weightings.

2003 IC Plan
Standard Components and Weightings

		Senior Leadership Team[1]	Exempts with Direct Supervisory Responsibility	All Other Exempts[2]
LOB	LOB EBITDA	50%	25%	25%
	LOB Revenue	25%	25%	25%
	Associate Satisfaction[3]	25%	25%	0%
	Individual Expectations[4]	0%	25%	50%
BSG	Alliance EBITDA	50%	25%	25%
	Alliance Revenue	25%	25%	25%
	Associate Satisfaction[3]	25%	25%	0%
	Individual Expectations[4]	0%	25%	50%

The LOB/BSG executive has some flexibility to establish targets—by individual—that are important for the success of his or her respective area. The Individual Expectations weighting should not be used for SLT members unless it is used to drive financial performance. Any changes to the standard components, weightings or payout tables should be sent to Corporate Compensation for approval by the appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation.

The LOB/BSG has some flexibility in reassigning Revenue targets for those associates who fall into an all other eligible exempt category or in unique cases.

3
Some participants, such as National Account Managers ("NAMs"), may have more emphasis on client relationships than Associate Satisfaction. LOB/BSG executives can determine how they want to distribute the weightings for these positions.

Eligible exempt associates below the Director level should have Individual Expectations that support strategic imperatives ensuring the success of their LOB/BSG and the Company.

Determining Payment Calculations

        Attachment A:    ASI Information

        Identifies the relationship between level of performance and the percentage to be paid for achievement of 2003 Associate Satisfaction Survey target results. For the ASI component to be paid over 100%, both the applicable EBITDA and Revenue targets must be achieved at 100% or greater.

        Attachment B:    Example Individual Expectations Worksheet

        The sample form is provided to facilitate the setting of the Individual Expectations. If a participant is being held accountable for a Company-level strategic imperative (or an action item to accomplish the strategic imperative for the LOB/BSG), that form may also be used. Regardless of the form used, an overall percentage of achievement of the Individual Expectations will be required at the end of 2003 in order to determine the dollar payment for this IC component.

        Attachment C:    Performance/Payout Table for Revenue, EBITDA and Individual Expectations

        Identifies the relationship between level of performance and the percentage to be paid for the achievement of the Alliance Revenue & Alliance EBITDA, LOB Revenue & LOB EBITDA, and Individual Expectations targets. A minimum of 80% must be achieved for any payment to be received; performance of 120% or greater receives the maximum payment of 150%. Percentages are rounded to the nearer whole number.

        For BSGs, both the Alliance EBITDA and Alliance Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target. For LOBs, both the LOB EBITDA and LOB Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target.

Timing of Payment

        IC earned for the 2003 Plan year is paid in the first quarter of the following year. A participant must be actively employed on the date payment is made to receive his or her award. Any participant who is on an approved leave of absence or disability but still on active status will receive his or her payment even if he or she is not actively at work on the date payment is made.

Status Changes That May Affect IC Targets and Payout

        Status changes can affect the amount of incentive a participant receives. Status changes include:

  •
  Transfers;

  •
  New Hires;

  •
  IC Target Changes;

  •
  Leaves of Absence; and

  •
  Terminations.

        Transfers:    The LOB or BSG a participant is assigned to as of October 1, 2003 will be used to determine any payments dependent upon LOB/BSG level of performance (see Standard Weightings Chart). Year-end performance for the LOB/BSG will be used to calculate the incentive amount to be paid for this component. No prorating will be done for the amount of time spent in another LOB/BSG over the Plan year without prior approval of the appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation.

        For the ASI component, leaders who have moved or transferred during the course of the year, and who could therefore have their compensation tied to different reporting groups, will be reviewed as follows:

  •
  Determine where the associate spent the most time during the action planning cycle;

  •
  Assess where the associate had the greatest opportunity to influence Associate Satisfaction; and

  •
  Before the end of December, the appropriate HR Executive makes a report recommendation to Corporate Compensation, to be approved by the appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation.

        New Hires:    For associates hired between January 1 and September 30, 2003 into an IC eligible position, the base salary as of October 1, 2003 will be used to calculate the IC dollar target. The dollar target will be prorated as follows:

Hired Between These Dates	Prorated Amount
January 1 - March 31	100%
April 1 - June 30	75%
July 1 - September 30	50%
October 1 - December 31	No IC

        For example, if an associate is hired on March 12, the IC dollar target will not be prorated. If an associate is hired on July 4, then the IC dollar target will be prorated by 50%.

        IC Target Changes:    For current Alliance associates, if there is a promotion or a grade level change during the Plan year but before October 1, and this causes a change in IC target, the IC target will be prorated according to the chart below depending on the associate's IC eligible effective date. Note: changes in IC targets after October 1, 2003 will not be used to calculate IC payout for the 2003 Plan year.

IC Eligible Effective Date Between These Dates	Prorated Amount For Old/New IC % Target
January 1 - March 31	0% / 100%
April 1 - June 30	25% / 75%
July 1 - September 30	50% / 50%
October 1 - December 31	100% / 0%

        The base salary as of October 1 will be used to calculate the dollar target, even if there is a corresponding change in base salary at the time of the promotion or IC target change. For example, a grade level change in April results in an IC target change from 5% to 10% and a base salary change from $35,000 to $40,000. The base salary on October 1 is $40,000, so that is the salary used in the calculation. The IC dollar target is then calculated using the following formula:

	10/01 Base	IC	Target	Prorate	Subtotal
Old	$40,000	5%	$2,000	25%	$500
New	$40,000	10%	$4,000	75%	$3,000
TOTAL					$3,500

        The participant's manager should communicate to the participant the new weightings of financial and Individual Expectations (if applicable).

        Leaves of Absence:    If a participant takes a leave of absence in excess of 30 consecutive days, either paid or unpaid, during the Plan year, he or she may be eligible for a prorated award at the discretion of the appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation.

        Terminations:    If a participant terminates his or her position voluntarily or involuntarily during the Plan year, he or she will not be eligible for an IC payment because he or she would not be on active status on the date of the award distribution. If a participant retires, becomes disabled or dies during the Plan year, he or she may be eligible for a prorated award at the discretion of the appropriate Executive Vice President, along with the Senior Vice President of Human Resources and Corporate Compensation. In the event of death, any incentive award is made to the beneficiary named in the Company-paid life insurance program.

Other Terms and Conditions

  •
  All decisions by the Company will be final in the interpretation and administration of the Plan and shall lie within the Company's sole and absolute discretion. Decisions shall be final, conclusive and binding on all parties concerned.

  •
  Participant's rights under the Plan may not be assigned or transferred in any way.

  •
  The Alliance Data Systems 2003 IC Plan may be amended, modified, suspended or terminated by the Company at any time, without prior consent by or prior notice to associates. The Compensation Committee at its sole discretion may change objectives at any time without prior consent by or prior notice to associates.

  •
  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make other segregation of assets to assure the payment of the amounts under the Plan. Rights to the payment of amounts under the Plan shall be no greater than the rights of the Company's general creditors.

  •
  Texas state law governs the validity, construction, interpretation, administration and effect of the Plan and the substantive laws, but not the choice of law rules of the State of Texas, shall govern rights relating to the Plan.

  •
  Generally, all applicable employment and tax deductions plus 401(k) contribution deferrals will be withheld from the IC payout.

  •
  No associate has the right nor is guaranteed the right to participate in the Plan by virtue of being an associate or fulfilling any specific position with the Company. Selection for participation in the Plan is solely within the discretion of the Compensation Committee. The Company may offer participation in the Plan to additional associates or terminate the participation of any participant in the Plan at any time during the Plan Year.

  •
  Revenues and earnings classified as "windfalls" or business losses may or may not be excluded in whole or in part from the calculation of Revenue and EBITDA at the discretion of the Compensation Committee.

  •
  Notice to participate in the Plan shall not impair or limit the Company's rights to transfer, promote or demote Plan participants to other jobs or to terminate their employment, nor shall it create any claim or right to receive any payment under the Plan or any right to be retained in the employ of the Company.

  •
  The Plan is established for the current fiscal year. There shall be no obligation on the part of the Company to continue the Plan in the same or modified form for any future years.

  •
  In the event that a participant has a dispute concerning the administration of this Plan, it shall first be submitted in writing to the Senior Director of Compensation. In the event that the Senior Director of Compensation does not provide a response satisfactory to the participant within 30 business days, the participant may submit the dispute in writing within five business days thereafter to the Senior Vice President of Human Resources, whose decision regarding the dispute shall be final and binding on each participant or person claiming under the Plan.

  •
  The Plan is effective January 1, 2003, and supersedes and replaces all previous IC Plans. All such previous plans, unless earlier terminated, are terminated at midnight, December 31, 2002. If not renewed by the Compensation Committee or their designated representative, this Plan will automatically terminate on December 31, 2003.

  •
  In the event an eligible associate's performance falls below satisfactory standards during the Plan year, the associate may receive a reduced IC payment, at the discretion of the Company, regardless of the performance results of the Company, LOB, BSG or the ASI results (if applicable).

Attachment A

ASSOCIATE SATISFACTION INDEX (ASI) INFORMATION

        The Alliance Scorecard views associates as one of three key constituencies (along with clients and stockholders). Research has demonstrated, and Alliance believes, that satisfied associates provide higher levels of service quality and value creation/delivery, cultivating client retention and loyalty, and in turn providing greater profitability and growth. The degree to which associates feel valued/satisfied has been shown to be a primary determinant of long-term financial performance. The Associate Satisfaction survey and the resulting ASI represent an accountability mechanism that puts value on people and "walking the talk" when it comes to Alliance's company values, as well as financials and EBIDTA.

        The ASI is intended to drive the Company towards Employer of Choice levels of performance and to reward progress towards these levels and recognize actual scores. Launched in 2001, the ASI is made up of 18 "core" items, asked and tracked on each annual Associate Survey.

        The ASI consists of two main components: a progress calculation and actual scores (current year mean percent favorable score on the 18 items). Scores are evaluated against both progress made since the previous year (as measured by "potential change") and current year scores. The final payout is determined by equally weighing the two measures (see "Payout Table for Associate Satisfaction Results").

Key elements of the ASI calculation:

        Progress Calculation—The progress target scores at the Company-wide level and for all subgroups is set at 16% of potential change. Alliance has set the maximum target score for any group at 75. In the ASI computation, change is based on potential change, not absolute change. Computing scores based on potential change recognizes the increased difficulty of making continued progress as scores get higher. Regressions will be calculated in a similar manner.

        Actual Score—For 2003, the goal at the Company-wide level is to achieve an actual score of 71. Each subgroup's actual score will be measured relative to the Company-wide goal of 71.

        Final Payout—Alliance recognizes the importance of both progress and actual score relative to the Company-wide goals. The final payout is calculated by equally weighing the payout achieved for a group's progress score and its actual score.

        In addition, the payout calculation for 2003 is based on the following:

  •
  Scores will be rounded to the nearer whole number.

  •
  In 2003, the ASI reports reflect leaders' direct areas of influence and accountability. In consultation with the appropriate LOB/BSG HR executive, an individual leader's ASI component has been linked to reporting groups, as defined in the 2003 Associate Survey report plan. The goal of these assignments is to reflect both influence and accountability, and to enhance alignment between the survey process and the ASI design. Prior to the administration of Associate Survey 2003 (by end of July 2003), these assignments will again be reviewed as part of the report planning process led by the appropriate HR Executive. This final review will provide an opportunity to examine any special cases (e.g., organizational changes) as needed. In any case of significant organizational change that requires a redefinition of a reporting group, process targets may change and will be re-communicated to leaders prior to survey administration.

  •
  These progress targets have not been set by using a flat percentage increase over the average score of the same 18 items from the Associate Survey, but as a percentage of the "potential for change." We have set a goal for Alliance to increase our associate satisfaction by 16% of potential change each year. Each of the progress targets in this attachment was calculated using this same growth percentage. As an example, the formula used to determine the 2003 progress target for the Alliance consolidated score of 71 is:

2002 Base Score* = 65

100 - 65 = 35
(100 - 2002 Base Score* = Potential for Change)

35 × 16% = 5.60
(Potential for Change × Alliance Organizational Improvement = Increase Needed)

65 + 6 = 71
(2002 Base Score* + Increase Needed = Target Percent Favorable Score for 2003 Survey)

*
Average of 18 items selected to compute Associate Satisfaction Index.

TARGET SCORES (PERCENT FAVORABLE MEAN) FOR 2003 ASSOCIATE SATISFACTION

Report Name	2003 Progress Target Score
Alliance Data Systems Consolidated (Without FMI, NZ)	71
Transaction Services
Transaction Services Consolidated (Without MB, FMI, NZ, Marketing)	69
Network Services Consolidated	66
Network Services (Lenexa & Johnson City)	66
Network Services (Lenexa)	74
Network Services (Johnson City)	60
Network Services (Buffalo Grove)	68
Network Services (excluding Johnson City & Lenexa)	71
Utility Services Consolidated	71
Call Center Operations (Atlanta & Walnut St.)	70
Call Center Operations (Atlanta)	64
Call Center Operations & Human Resources—(Walnut St.)	72
Systems Development Consolidated (includes Seattle)	73
Systems Development (Atlanta)	70
Systems Development (HQ2)	75
Systems Development (Seattle)	67
Frequency Marketing	68
Mail Box Corp	65
Information Technology Solutions
Information Technology Solutions Consolidated	71
Information Technology Solutions (San Antonio)	70
Information Technology Solutions (Reynoldsburg)	71
Information Technology Solutions (excluding San Antonio & Reynoldsburg)	71
Retail Services
Retail Services Consolidated (With Marketing & Voorhees)	74
Marketing Services	54
Bank Operations Consolidated	71
Other Operations Consolidated	71
Retail Information Technology	75
Retail Services (Voorhees)	61
Retail Services (Broad St.)	72
Retail Services (Westerville Call Center)	75
Retail Services (Westminster)	74
Retail Services (Lenexa)	75
Retail Services (Reno)	75
Retail Services (Other)	75
Corporate Support Services, CFO and LCAS
Corporate Support Services, CFO, LCAS	75

PAYOUT TABLE FOR ASSOCIATE SATISFACTION RESULTS

        Payout for the ASI Component is a combination of Actual Score and the Percent of Target Achieved.

1.
Look up the Actual Score first and determine the payout percentage.

2.
Then, look up Percent of Target Achieved and determine the payout percentage.

3.
These two percentages are averaged to get the final ASI payout percentage.

Examples:

2002 Base Score:	66		2002 Base Score:	73
2003 Target:	71		2003 Target:	75
2003 Results and Possible Payment			2003 Results and Possible Payment
Actual Score:	69	90% payout	Actual Score:	75	140% payout
Percent of Target Achieved:	97%	70% payout	Percent of Target Achieved:	100%	100% payout
Payment would be the average of the two = 80%			Payment would be the average of the two = 120%*
Actual Score (% Favorable Mean)	2003 Payout	Percent of Target Achieved	2003 Payout
52 or Less	0%	89% or Less	0%
53	10%	90%	10%
54	15%	91%	15%
55	20%	92%	20%
56	25%	93%	30%
57	30%	94%	40%
58	35%	95%	50%
59	40%	96%	60%
60	45%	97%	70%
61	50%	98%	80%
62	55%	99%	90%
63	60%	100%	100%
64	65%	101%	105%
65	70%	102%	110%
66	75%	103%	115%
67	80%	104%	120%
68	85%	105%	125%
69	90%	106%	130%
70	95%	107%	135%
71	100%	108%	140%
72	110%	109%	145%
73	120%	110% or more	150%
74	130%
75	140%
76 or More	150%

*
Payout over 100% for the ASI Component is also contingent upon meeting both the applicable EBITDA and Revenue targets.

Attachment B

EXAMPLE INDIVIDUAL EXPECTATIONS WORKSHEET

Name:		Target IC (%):
Position Title:		Grade Level:

		Ratings		(e) Overall Perf. Score % (c x d)
(a) Specific Expectations / Standards of Measure (Deliverables to be Achieved)	(b) Accomplishments / Results (Actual Results Achieved in Performance Period)	(c) Weighting %	(d) Actual Perf. %
1.
2.
3.
4.
5.
100%
Total Score on Specific Expectations (add column "e") >
Signed by: Associate	Manager

B-1

Attachment C

PERFORMANCE/PAYOUT TABLE
FOR REVENUE, EBITDA AND INDIVIDUAL EXPECTATIONS

	% of Objective(s) Achieved*	% Payout*
80% is the threshold for performance	79% or less	0%
achievements to result in a payout.-->	80%	65%
	81%	67%
	82%	69%
	83%	70%
	84%	72%
	85%	74%
	86%	76%
	87%	77%
	88%	79%
	89%	81%
	90%	83%
	91%	84%
	92%	86%
	93%	88%
	94%	89%
	95%	91%
	96%	93%
	97%	95%
	98%	96%
	99%	98%
	100%	100%	<--100% is the target for performance
	101%	102.5%	achievements to receive 100% payout.
	102%	105.0%
	103%	107.5%
	104%	110.0%
	105%	112.5%
	106%	115.0%
	107%	117.5%
	108%	120.0%
	109%	122.5%
	110%	125.0%
	111%	127.5%
	112%	130.0%
	113%	132.5%
	114%	135.0%
	115%	137.5%
	116%	140.0%
	117%	142.5%
	118%	145.0%
	119%	147.5%
	120% or greater	150.0%	<--150% is the maximum payout level.

        For business support groups, both Alliance EBITDA and Alliance Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target. For lines of business, both LOB EBITDA and LOB Revenue targets must be achieved at 100% or greater in order for Individual Expectations to be paid above 100% of target.

C-1

QuickLinks

  Exhibit 10.23